                                                                   EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

                                    between

                               Mellon Bank, N.A.

                                      and

                                 W. Keith Smith

                         Effective as of July 25, 1993

                            (As Amended and Restated
                           Effective August 1, 1995)

THIS AGREEMENT, made effective as of July 25, 1993 by and between Mellon Bank, N.A. (the "Company"), a national banking association, and
W. Keith Smith (the "Executive"),

                           WITNESSETH THAT:

WHEREAS, the Executive, who has served as Vice Chairman of the Company and of Mellon Bank Corporation (the "Holding Company"), effective as of July 8, 1987, is willing to continue to serve in such capacity, and the Company desires to retain the Executive in such capacity on the terms and conditions herein set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. EMPLOYMENT. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, upon the terms and conditions hereinafter provided for a period commencing as of July 25, 1993 and ending on July 31, 1996 (the "Term"). The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement, enforceable against him according to its terms, and that its execution and performance by him does not violate the terms of any existing agreement or understanding to which the Executive is a party. In addition, the Executive represents and warrants that he knows of no reason why he is not physically capable of performing his obligations under this Agreement in accordance with its terms.

2. POSITION AND DUTIES. During the Term, the Executive agrees to serve as a Vice Chairman of the Company and the Holding Company, reporting to the Chairman and Chief Executive Officer (the "CEO") of the Company and the Holding Company and having such powers and duties as may be conferred upon him by the CEO or by the

Board of Directors of the Company (the "Board") or the Board of Directors of the Holding Company. During the Term, and except for illness or incapacity and reasonable vacation periods of no more than 4 weeks in any calendar year (or such other period as shall be consistent with the Company's policies for other key executives), the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and the Holding Company and their subsidiaries and affiliates, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board of Directors of the Company or the Holding Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

        (i) serving, in accordance with the Company's policies and with the prior approval of the Board, as a director or member of a committee of any company or organization involving no actual or potential conflict of interest with the Company or the Holding Company or any of their subsidiaries or affiliates;

        (ii)  delivering lectures and fulfilling speaking engagements;

        (iii)  engaging in charitable and community activities; and

        (iv) investing his personal assets in businesses in which his participation is solely that of an investor in such form or manner as will not violate section 6 below or require any services on the part of the Executive in the operation of the affairs of such business, provided, however, that such activities do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company or the Holding Company.

3. COMPENSATION. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive, officer, director, or member of any committee of the Company, the Holding Company or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

        (a) BASE SALARY. The Company shall pay the Executive a fixed salary of $400,000 per annum or such higher annual amount as is being paid from time to time pursuant to the terms hereof ("Base Salary"). The Base Salary shall be subject to such periodic review (which shall occur as least annually) and such periodic increases as the Board shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of senior officers. Base Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly. The employee will receive a tax reimbursement payment at the end of each year which will compensate the employee for any additional state and local taxes imposed in excess of those that the employee would have borne had he resided and worked exclusively in Pennsylvania. This payment will be grossed up each year to cover federal, state, local, social security, medicare and similar taxes thereon.

        (b) BONUS. The Company shall pay the Executive such amounts, if any, as may be due under the terms of the Mellon Bank Corporation Profit Bonus Plan (or any successor plan), which currently provides for payment of up to 100% of Base Salary for each calendar year, with such payments of bonus to be made in accordance with the terms of such bonus plan. For the Profit Bonus Plan award for 1994 (payable in 1995) and for future years, it is understood that the Executive may receive some portion of his Profit Bonus Plan award in the form of restricted stock or phantom stock units, such awards to be made on the same terms as apply to other members of the Office of the Chairman.

        (c) ADDITIONAL BENEFITS. Except as modified by this Agreement, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments for which any salaried employees are eligible under any plan or program, now or hereafter established and maintained by the Company or the Holding Company for senior officers, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax-qualified pension, savings, thrift and profit-sharing plans, deferred compensation plans, termination pay programs, sick-leave plans, auto allowance or auto lease plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase, restricted stock or stock option plans.


        Specifically, but not by way of limitation, the Executive shall be eligible to receive payments under the special severance arrangements (the "Severance Arrangements") and the special pension protection arrangements adopted by resolution of the Board of Directors of the Holding Company on June 15, 1987 for employees of the Holding Company and its affiliates.

        Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to all of the senior officers of the Company or any subsidiary or affiliate.

        (d) PERQUISITES. The Company will also furnish the Executive, without cost to him except associated tax liability, with (i) membership in one country club located within the Pittsburgh metropolitan area and one business club located in Pittsburgh, (ii) an annual physical examination of the Executive by a physician selected by the Executive and (iii) personal financial planning and tax planning and preparation services to be provided at the reasonable expense of the Company.

4. BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable travel or other expenses incurred by the Executive (and his spouse where there is a legitimate business reason for his spouse to accompany him) in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish for senior officers and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

5.  EFFECT OF TERMINATION OF EMPLOYMENT.

        (a) CERTAIN TERMINATIONS. In the event the Executive's employment hereunder terminates due to either Permanent Disability, a Without Cause Termination or a Constructive Discharge, the Company, shall as liquidated damages or severance pay, or both, continue, subject to the provisions of Section 6 below, to pay the Executive's Base Salary as in effect at the time of such termination until the expiration of the Term and the one-year period beginning with the end of the Term (the "Severance Period"), provided, however, that in the case of Permanent Disability, such payments shall be offset by any amounts otherwise paid to the Executive under the Company's disability plan generally available to other employees, and, provided, further, that in the case of a change in control (as defined for purposes of the Severance Arrangements) such payments shall be offset by any amounts otherwise paid to the Executive under the Severance Arrangements. In addition, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full and any bonus award the Executive would have received had he been employed throughout the bonus year, including any restricted stock or phantom stock units payable in lieu of any portion of the Profit Bonus Plan award, shall be payable on a pro-rated basis for the year in which such termination of employment occurs only. The Executive shall continue to participate through the end of the Severance Period in all compensation or employee benefit programs maintained by the Company or the Holding Company in which he was participating on the date of termination, including group hospitalization, health, dental care, life, senior executive life or other insurance, travel or accident insurance, disability plans, tax-qualified pension, savings, thrift and profit-sharing plans and deferred compensation plans, all in accordance with the terms and conditions of the applicable employee benefit plans in effect from time to time as applied to employees, and outstanding stock options and shares of restricted stock shall continue to vest and be exercisable, as permitted by the applicable plan. The perquisites set forth in Paragraph 3(d)(i) and (iii) shall continue through the first anniversary of the Executive's termination of employment. The Executive shall have no duty or obligation to seek other employment through the end of the Severance Period.

        (b) OTHER TERMINATIONS. In the event the Executive's employment hereunder terminates due to a Termination for Cause or the Executive terminates employment with the Company for reasons other than a Constructive Discharge, Permanent Disability or retirement pursuant to the Mellon Bank Retirement Plan, or any successor plan, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full. However, no other payments shall be made, or benefits provided, by the Company under this Agreement except for restricted shares of stock and stock options to the extent already vested, and except for benefits that have already become vested under the terms of employee benefit programs maintained by the Company or its affiliates for its employees generally.

        (c) DEFINITIONS. For purposes of this Agreement, the following terms have the following meanings:

             (i) The term "Termination for Cause" means, to the maximum extent permitted by applicable law, a termination of the Executive's employment by the Company by a vote of a majority of the Board members then in office, because the Executive has (a) been convicted of a criminal offense covered by

             Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. Section 1829, or (b) has entered a plea of nolo contendere thereto, or
             (c) the Executive has breached or failed to perform his duties hereunder, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness (within the meaning of Section 1713(a) of the Pennsylvania Business Corporation Law, as amended), or a final determination has been reached that the Executive has violated the representations made in Section 1 above, or the provisions of Section 6, below; provided, however, that the Board has given the Executive advance notice of such Termination for Cause including the reasons therefor, together with a reasonable opportunity for the Executive to appear with counsel before the Board and to reply to such notice.

             (ii) The term "Constructive Discharge" means a termination of the Executive's employment by the Executive due to a failure of the Company or its successors to fulfill the obligations under this Agreement in any material respect, including (a) any failure to elect or reelect or to appoint or reappoint the Executive to the offices of Vice Chairman of the Company and the Holding Company or as a member of their boards of directors, (b) any other material change by the Company and the Holding Company in the functions, duties or responsibilities of the Executive's position with the Company and the Holding Company which would reduce the ranking or level, dignity, responsibility, importance or scope of such position, (c) any imposition on the Executive of a requirement to be permanently based at a location more than fifty miles from the principal office of the Company without the consent of the Executive, or (d) any reduction in the Executive's salary below the amount then provided for under Section 3(a) hereof.

             (iii) The term "Without Cause Termination" means a termination of the Executive's employment by the Company upon 30 days notice to the

             Executive, other than due to Permanent Disability or expiration of the Term and other than a Termination for Cause.

             (iv) The term "Permanent Disability" means the inability of the Executive to work for a period of six full calendar months during any eight consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by the Executive's attending physician of a medical certification form outlining the disability and treatment.

        (d) For purposes of calculating benefits accruing to the Executive under any severance program now or hereafter in effect for employees of the Holding Company or any of its subsidiaries, the Executive has been granted and has been vested in a credit for 8 years of past service to the Company, its subsidiaries and affiliates, such credit to be added to any years of actual service that the Executive shall have accrued prior to severance. In addition, under Paragraph 7(a)(ii) of this Agreement, on and after August 1, 1994 the Executive may earn and become vested in up to an additional 5 years of service for the purpose of calculating severance benefits.

6.  OTHER DUTIES OF EXECUTIVE DURING AND AFTER TERM.

        (a) CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients or customers of the Holding Company or any of its subsidiaries or affiliates (any or all of such entities being hereinafter referred to as the "Business"), as such information may exist from time to time, other than information that the Holding Company or any of its subsidiaries or affiliates has previously made publicly available, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. The Executive shall not, through the end of the Severance Period, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, business, clients or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on termination of his employment or on demand of the Holding Company to deliver the same to the Holding Company.

        (b) NON-COMPETE. Through the end of the Severance Period, the Executive shall not without express prior written approval of the CEO, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in competition with the Company, the Holding Company or any of their affiliates (a "Competitor"), other than severance-type benefits from entities constituting prior employers of the Executive. The Executive also agrees that he will not solicit for the account of any Competitor, any customer or client of the Company, the Holding Company or their affiliates, or, in the event of the Executive's termination of employment, any entity or individual that was such a customer or client during the 12 month period immediately preceding the Executive's termination of employment. The executive also agrees not to act on behalf of any Competitor to interfere with the relationship between the Company, the Holding Company or their affiliates and their employees.

        For purposes of the preceding paragraph, (i) the term "proprietary interest" means direct or indirect legal or equitable ownership, whether through stockholdings or otherwise, of an equity interest in a business, firm or entity, other than ownership through mutual funds or other similar diversified vehicles; provided, however, that the Executive shall not be required to divest any previously acquired equity interest and (ii) an entity shall be considered to be "engaged in competition" if such entity is a commercial bank located in Pittsburgh, Pennsylvania or any other major money center commercial bank or major regional commercial bank, in either case, with principal offices in any state east of the Mississippi River. Notwithstanding the foregoing, it is understood that the Executive is subject to all Policies and Procedures of the Company and the Holding Company regarding investment in securities of competitors.

        (c) REMEDIES. The Company's obligation to make payments, deliver shares of Stock or provide for any benefits under this Agreement (except to the extent vested) shall cease upon a violation of the preceding provisions of this Section; provided, however, that in the event of a violation of the preceding provisions of this section following a "change in control" (as defined for purposes of the severance arrangements for employees of the Holding Company adopted by resolution of the Board of Directors of the Holding Company on June 15,
        1987) the Company's obligations to make payments, deliver shares of stock or provide for any benefit under this Agreement shall cease only to the extent of the Executive's remuneration from subsequent employers, or income from self-employment which is subject to FICA taxation, during the period such severance compensation is to be paid by the Company. The Executive's agreement as set forth in this Section 6 shall survive the Executive's termination of employment with the Company.

7.  RETIREMENT.

        (a)  PAST SERVICE CREDIT.

        (i) For purposes of calculating benefits accruing to the Executive under the Mellon Bank Retirement Plan or any successor plan (the "Retirement Plan") and all related excess benefit and other benefit restoration plans maintained by the Company, the Executive has been granted a credit for 8 years of past service to the Company, such credit to be added to any years of actual service with the Company and the Holding Company or their subsidiaries and affiliates that the Executive shall have accrued upon his retirement. The Executive has been and shall be considered to be fully vested in such additional years of service for all purposes under the Retirement Plan and all related excess benefit and other benefit restoration plans maintained by the Company.

        (ii) The Executive may also earn and be granted upon his retirement an additional credit for up to 5 years of service. Such service credit shall be added to the above past service credit and to the years of service with the Company and the Holding Company and their subsidiaries and affiliates that the Executive shall have accrued upon his retirement for the purposes of calculating benefits under the Retirement Plan and all related excess benefit and other benefit restoration plans maintained by the Company. The service credit granted to the Executive under this Paragraph (ii) shall equal 5 times a fraction whose numerator equals (A) and whose denominator equals (B), where:

                (A) is the Executive's actual months of service with the Company and the Holding Company and their subsidiaries and affiliates after August 1, 1994 through the date of his retirement (but not to exceed 63 months); and

                (B)  is 63.

        This additional service credit will continue to be earned after the end of the Term; provided, that the Executive continues to be employed by the Company or Holding Company or their subsidiaries or affiliates.

        (b) CALCULATION. For purposes of calculating the Executive's final average compensation under the Retirement Plan, notwithstanding provisions to the contrary in the Retirement Plan, the Executive's compensation in any year shall be deemed to include any bonus awarded to the Executive for that year under the Profit Bonus Plan, or any successor plan, including the cash value of any restricted stock or phantom stock units payable in lieu of any portion of the Profit Bonus Plan award. For purposes of calculating final average compensation, the cash value of any portion of bonus payable as either restricted stock or phantom stock units shall be determined on the date such restricted stock or phantom stock units are granted.

        (c) SOURCE OF FUNDS. Any payments hereunder in excess of those which would have been received under the Retirement Plan without regard to this Section 7, shall be paid out of the general assets of the Company and not from the assets of the Retirement Plan.

        The amount of the monthly supplemental retirement benefit payable to the Executive hereunder shall be reduced by the total monthly amount of benefits provided to or in respect of the Executive under all tax-qualified retirement plans and related excess benefit and other benefit restoration plans maintained by the Company or the Holding Company for the Executive, including the Mellon Bank Benefit Restoration Plan and the Mellon Bank IRC Section 401(a)(17) Plan (the "Supplemental Plans") but not including the Holding Company's Retirement Savings Plan, a section 401(k) plan.

        The Executive owns interests in life insurance policies (the "Policies") as a participant in the Mellon Bank Senior Executive Life Insurance Plan. The supplemental retirement benefit payable to the Executive hereunder shall be further reduced by the Executive's interest in the cash value of the Policies. This reduction shall be calculated in the same manner as under the Supplemental Plans.

        The Executive shall elect the form of payment of his supplemental retirement benefit in the same manner and subject to the same provisions (including timing requirements and all reductions and/or penalties for late elections) as provided under the Supplemental Plans. The Executive may elect any optional form of payment permitted under the Supplemental Plans, including a timely lump-sum election which avoids constructive receipt.

        In the event that the Executive elects a form of payment of his supplemental retirement benefits which provides for payments to continue after his death and dies without having received all payments of supplemental retirement benefits that may be payable hereunder, then the unpaid balance of such benefits shall be paid in accordance with the form of payment elected by the Executive. Any such remaining payments shall be made to the Executive's beneficiary provided under the Supplemental Plans, subject to any contrary written instructions from the Executive designating a different beneficiary for such payments.

8.  LIMITATION AS TO AMOUNTS PAYABLE.

        (a) SECTION 280G LIMITATION. In the event that any payment, coverage or benefit provided under this Agreement would, in the opinion of counsel for the Company, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of the Company, or any other person making such payment or providing such coverage or benefit, by reason of Section 280G of the Code, the aggregate payments, coverages or benefits provided hereunder shall be reduced to the "safe harbor" level under Section 280G so that no portion of such amount which is paid to the Executive is not deductible by reason of Section 280G of the Code. Executive may determine which payments, coverages or benefits will be reduced in order to satisfy the "safe harbor" level under Section
        280G. Furthermore, the Company shall hold such portions not paid to the Executive in escrow pending a final determination of whether such amounts would be deductible if paid to the Executive, and the Company shall use its best efforts to seek a ruling from the Internal Revenue Service that any portion of such payments, coverages or benefits not paid to the Executive pursuant to this Section 8(a) would continue to be deductible if paid to the Executive and the Company shall pay to the Executive any portion of such amounts for which such a ruling is received. In the event the IRS will not rule on such matter, the Company shall pay to the Executive such amounts maintained in escrow pursuant to this Section 8(a) as shall be determined at some point in time by a counsel, selected by the Company and the Executive, is likely to be deductible if paid to the Executive or shall be forfeited by the Executive in the event of a final determination by the IRS that such amounts are not deductible. For purposes of this paragraph, the value of any non-cash benefit or coverage or any deferred to contingent payment or benefit shall be determined by the independent auditors of the Company in accordance with the principles of Section 280G of the Code.

        (b) OFFSET. Within 90 days following any termination of his employment which constitutes a Without Cause Termination or Constructive Discharge (as such terms are defined in Section 5(c)), Executive may elect, by written notice to Employer, to have the provisions of this Section 8(b) apply to reduce the aggregate payments, coverages and benefits provided under this Agreement during the remainder of the Term of this Agreement following his termination of employment (hereafter the "Applicable Period"). If Executive does not make such election, this Section 8(b) shall have no application or effect under this Agreement.

        If Executive elects to have this Section 8(b) apply, the aggregate payments, coverages and benefits provided to Executive under this Agreement during the

        Applicable Period following his termination of employment shall be reduced by "mitigation" (as defined below) to comply with Regulations under Section 280G of the Code, including, in particular, Question and Answer 42(b). "Mitigation" shall mean that payments which are made and benefits which are provided by the Employer during the Applicable Period after termination of Executive's employment and which are attributable to the Applicable Period and not to any other period will be reduced by all earned income (within the meaning of Section 911(d)(2)(A) of the Code) received by Executive from persons or entities other than the Employer or from self-employment during the Applicable Period.

        Not less frequently than annually (by December 31 of each year) during the Applicable Period, Executive shall account to the Employer with respect to all payments and benefits received by Executive from other employment or self-employment during the Applicable Period which are required by reason of his duty of "mitigation" hereunder to be offset against payments or benefits received by Executive from the Employer during the Applicable Period. During the Applicable Period, if the Employer has paid amounts in excess of those to which Executive was entitled (after giving effect to the offsets provided above), Executive shall reimburse the Employer for such excess by December 31 of such year.

        If Executive receives earned income from other employment or self-employment during only a portion, but not all, of the Applicable Period, only payments which are made and benefits which are provided by the Employer that are attributable to the portion of the Applicable Period during which Executive receives earned income from other employment or self-employment shall be subject to reduction and offset as provided above.

        If Executive elects to have this Section 8(b) apply, Executive may elect, at any time, to be subject to a greater (but no lesser) duty of "mitigation" than otherwise provided above in this Section 8(b), if counsel selected by Executive determines that such greater duty of "mitigation" is advisable in order to comply with Regulations under Section 280G.

9. WITHHOLDING TAXES. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Company" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

11. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail as follows:

        (a)     To the Company:

                Head of Human Resources Department
                Mellon Bank, N.A.
                One Mellon Bank Center, Room 720
                Pittsburgh, Pennsylvania 15258

        (b)     To the Executive:

                 W. Keith Smith
                 Mellon Bank, N.A.
                 One Mellon Bank Center, Room 4700
                 Pittsburgh, Pennsylvania 15258
or to such other address as either party shall have previously specified in writing to the other.

12. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 12 shall preclude the assumption of such rights by executors, administrators, or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

13. SOURCE OF PAYMENTS. All payments provided for under this agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

14. BINDING AGREEMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and, as permitted by this Agreement, their respective successors, assigns, heirs, beneficiaries and representatives.

15. GOVERNING LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the first date above written.

ATTEST:                                 Mellon Bank, N.A.


 Elaine Beck Oresti                      By:      D. Michael Roark
---------------------                        ---------------------------
 Elaine Beck Oresti                               D. Michael Roark
    Secretary                                     Head of the Human
                                                 Resources Department



                                                   W. Keith Smith
                                             ---------------------------
                                                   W. Keith Smith